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FOR IMMEDIATE RELEASE                                       CONTACT:  JOE RUSSO
                                                               (201) 307-2486

         THE HERTZ CORPORATION EARNS $19.7 MILLION IN FIRST QUARTER;
              STRONG PERFORMANCE BY DOMESTIC RENT A CAR A FACTOR

  PARK RIDGE, NJ, April 10, 1997 -- The Hertz Corporation, the world's largest car rental company and the largest domestic industrial and construction equipment rental business, achieved record earnings of $19.7 million in the first quarter of 1997, which more than doubled the $8.8 million earned in the same period last year. This increase was primarily due to higher revenues in the U.S. car rental operations.
  Commenting on the first quarter, Hertz Chairman and Chief Executive Officer Frank A. Olson said, "We are encouraged especially by the results for our domestic car rental operation, and we regard favorably the recent changes in ownership that have helped refocus the industry on the fundamentals of the business."
  Hertz, a wholly-owned subsidiary of Ford Motor Company, achieved record revenues of $878.4 million in the first quarter of 1997, up $75.3 million from the same period last year.
  Revenues from car rental operations of $758.5 million in the first quarter of 1997 increased by $67.8 million from the first quarter of 1996.
This increase resulted primarily from an increase in the number of transactions and revenue per transaction principally in the United States.
  Revenues from industrial and construction equipment rental of $90.4 million in the first quarter of 1997 increased by $13.3 million from the first quarter of 1996, primarily due to an increase in volume resulting from the opening of new locations and increased activity in industrial related markets.
  Revenues from all other sources of $29.5 million in the first quarter of 1997 decreased by $5.8 million from the first quarter of 1996, primarily due to lower revenues in claim administration service operations, a large part of which was sold as of February 29, 1996. This decrease was partly offset by increased revenues from car leasing operations primarily due to an acquisition made in June 1996 of a foreign licensee operation.






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     In addition to higher revenues in the Company's U.S. car rental operations, also contributing to the increase in net earnings was a $1.5 million decrease in depreciation expense, net of tax, for the industrial and construction equipment rental business for changes made effective January
1, 1997 to the estimated useful lives being used to compute depreciation of revenue earning equipment. The increase in net earnings was partly offset by (i) a charge of $0.8 million for the interest expense incurred, net of taxes, relating to funding a $460 million dividend paid by the Company on its common stock to Ford in the first quarter of 1997 and other items relating to the Company's potential initial public offering, (ii) increased costs in the industrial and construction equipment rental business relating to the additional depreciation for equipment purchased and other expenses incurred to service new industrial customers and (iii) losses incurred in a foreign car rental and leasing operation which was acquired from a licensee in June 1996.